Pricing Supplement dated March 27, 2025 (To the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158

$625,000

Capped Buffered Return Enhanced Notes Due April 1, 2027
Linked to the Lesser Performing of the iShares® Expanded Tech-Software Sector ETF and

the iShares® Semiconductor ETF

Global Medium-Term Notes, Series A

General

•	Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee the return of the full principal amount at maturity. Instead, as described below, the Notes offer leveraged exposure to potential appreciation of the Lesser Performing Underlier from its Initial Underlier Value to its Final Underlier Value, subject to the Maximum Return. Investors should be willing to forgo dividend payments and, if the Final Underlier Value of either Underlier is less than its Buffer Value, be willing to lose some or all of their investment at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

•	Unsecured and unsubordinated obligations of Barclays Bank PLC

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

•	The Notes priced on March 27, 2025 (the “Pricing Date”) and are expected to issue on or about April 1, 2025 (the “Issue Date”). With respect to each Underlier, the Initial Underlier Value is the Closing Price of that Underlier on March 25, 2025 and is not the Closing Price of that Underlier on the Pricing Date.

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Assets*:	The iShares® Expanded Tech-Software Sector ETF (the “IGV Fund”) and the iShares® Semiconductor ETF (the “SOXX Fund”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:
Underliers	Bloomberg Ticker	Initial Underlier Value*/(1)	Buffer Value */(2)
IGV Fund	IGV UF<Equity>	$96.37	$81.91
SOXX Fund	SOXX UQ<Equity>	$204.19	$173.56
(1) With respect to each Underlier, the Initial Underlier Value is the Closing Price of that Underlier on March 25, 2025 and is not the Closing Price of that Underlier on the Pricing Date.
(2) With respect to each Underlier, 85.00% of its Initial Underlier Value (rounded to two decimal places)
Payment at Maturity:

If the Final Underlier Value of each Underlier is greater than its Initial Underlier Value, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note that will provide a return equal to the Underlier Return of the Lesser Performing Underlier multiplied by the Upside Leverage Factor, subject to the Maximum Return, calculated as follows:

$1,000 + ($1,000 × the lesser of (a) Underlier Return of the Lesser Performing Underlier × Upside Leverage Factor and (b) Maximum Return)

If the Final Underlier Value of either Underlier is less than or equal to its Initial Underlier Value but greater than or equal to its Buffer Value, you will receive a cash payment on the Maturity Date of $1,000 per $1,000 principal amount Note.

If the Final Underlier Value of either Underlier is less than its Buffer Value, you will lose 1.17647% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value. Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Underlier Return of the Lesser Performing Underlier + Buffer Percentage) × Downside Leverage Factor]

If the Final Underlier Value of either Underlier is less than its Buffer Value, the Notes will be exposed on a leveraged basis to the decline in the value of the Lesser Performing Underlier below its Buffer Value and you will lose some or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Upside Leverage Factor:	2.50
Maximum Return:	62.50%. Accordingly, if the Underlier Return of the Lesser Performing Underlier is greater than or equal to 25.00%, you will receive the Maximum Return of 62.50%, which entitles you to the maximum payment at maturity of $1,625.00 per $1,000 principal amount Note.
Buffer Percentage:	15%
Downside Leverage Factor:	1.17647
(Terms of the Notes continue on the next page)
	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.50%	98.50%
Total	$625,000	$625,000	$9,375	$615,625
[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is $933.50 per $1,000 principal amount Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-16 of this pricing supplement.

[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15.00 per $1,000 principal amount Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

(Key Terms continued from previous page)

Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Lesser Performing Underlier:	The Underlier with the lower Underlier Return
Final Underlier Value*:	With respect to each Underlier, the Closing Price of that Underlier on the Final Valuation Date
Closing Price*:	With respect to each Underlier, Closing Price has the meaning assigned to “closing price” set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Final Valuation Date†:	March 29, 2027
Maturity Date*†:	April 1, 2027
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06746BD73 / US06746BD731
*	If the shares of an Underlier are de-listed or if an Underlier is liquidated or otherwise terminated, the Calculation Agent may select a successor fund or, if no successor fund is available, may accelerate the Maturity Date. In addition, in the case of certain events related to an Underlier, the Calculation Agent may adjust any variable, including but not limited to, that Underlier, the Initial Underlier Value, Final Underlier Value, Buffer Value and Closing Price of that Underlier if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that Underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

†	The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day with respect to either Underlier or if a market disruption event occurs with respect to either Underlier on the Final Valuation Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underliers?

The following table and examples illustrate the hypothetical payment at maturity and the hypothetical total return on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The table and examples set forth below assume a hypothetical Initial Underlier Value of $100.00 for each Underlier, a hypothetical Buffer Value of $85.00 for each Underlier (85.00% of its hypothetical Initial Underlier Value) and the Final Underlier Values set forth below. The actual Initial Underlier Value and Buffer Value for each Underlier are set forth under “Key Terms” above, and the actual Final Underlier Value for each Underlier will be the Closing Price of that Underlier on the Final Valuation Date. The hypothetical Initial Underlier Value of $100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Value for either Underlier. For historical Closing Prices of each Underlier, see the historical information set forth under the sections titled “The iShares® Expanded Tech-Software Sector ETF” and “The iShares® Semiconductor ETF” below. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Notes.

Final Underlier Value of the Lesser Performing Underlier	Underlier Return of the Lesser Performing Underlier	Payment at Maturity	Total Return on Notes
$200.00	100.00%	$1,625.00	62.500%
$190.00	90.00%	$1,625.00	62.500%
$180.00	80.00%	$1,625.00	62.500%
$170.00	70.00%	$1,625.00	62.500%
$160.00	60.00%	$1,625.00	62.500%
$150.00	50.00%	$1,625.00	62.500%
$140.00	40.00%	$1,625.00	62.500%
$130.00	30.00%	$1,625.00	62.500%
$125.00	25.00%	$1,625.00	62.500%
$120.00	20.00%	$1,500.00	50.000%
$115.00	15.00%	$1,375.00	37.500%
$110.00	10.00%	$1,250.00	25.000%
$105.00	5.00%	$1,125.00	12.500%
$100.00	0.00%	$1,000.00	0.000%
$95.00	-5.00%	$1,000.00	0.000%
$90.00	-10.00%	$1,000.00	0.000%
$85.00	-15.00%	$1,000.00	0.000%
$80.00	-20.00%	$941.18	-5.882%
$70.00	-30.00%	$823.53	-17.647%
$60.00	-40.00%	$705.88	-29.412%
$50.00	-50.00%	$588.24	-41.176%
$40.00	-60.00%	$470.59	-52.941%
$30.00	-70.00%	$352.94	-64.706%
$20.00	-80.00%	$235.29	-76.471%
$10.00	-90.00%	$117.65	-88.235%
$0.00	-100.00%	$0.00	-100.000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The Final Underlier Value of the IGV Fund is $130.00 and the Final Underlier Value of the SOXX Fund is $135.00.

Because the IGV Fund has the lower Underlier Return, the IGV Fund is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is greater than its Initial Underlier Value and its Underlier Return of 30.00% multiplied by the Upside Leverage Factor of 2.50 exceeds the Maximum Return of 62.50%, the investor receives a payment at maturity of $1,625.00 per $1,000 principal amount Note, which is the maximum payment on the Notes.

The total return on the Notes is 62.500%, which is the Maximum Return.

Example 2: The Final Underlier Value of the IGV Fund is $115.00 and the Final Underlier Value of the SOXX Fund is $110.00.

Because the SOXX Fund has the lower Underlier Return, the SOXX Fund is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is greater than its Initial Underlier Value and its Underlier Return of 10.00% multiplied by the Upside Leverage Factor of 2.50 is less than the Maximum Return, the investor receives a payment at maturity of $1,250.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Lesser Performing Underlier × Upside Leverage Factor)

$1,000 + ($1,000 × 10.00% × 2.50) = $1,250.00

The total return on the Notes is 25.000%.

Example 3: The Final Underlier Value of the IGV Fund is $95.00 and the Final Underlier Value of the SOXX Fund is $90.00.

Because the SOXX Fund has the lower Underlier Return, the SOXX Fund is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is less than or equal to its Initial Underlier Value but is greater than or equal to its Buffer Value, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount Note.

The total return on the Notes is 0.000%.

Example 4: The Final Underlier Value of the IGV Fund is $50.00 and the Final Underlier Value of the SOXX Fund is $85.00.

Because the IGV Fund has the lower Underlier Return, the IGV Fund is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value and the Underlier Return of the Lesser Performing Underlier is -50.00%, the investor receives a payment at maturity of $588.24 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × (Underlier Return of the Lesser Performing Underlier + Buffer Percentage) × Downside Leverage Factor]

$1,000 + [$1,000 × (-50.00% + 15%) × 1.17647] = $588.24

The total return on the Notes is -41.176%.

As this example illustrates, if the Final Underlier Value of either Underlier is less than its Buffer Value, your investment in the Notes will be fully exposed to the decline of the Lesser Performing Underlier from its Initial Underlier Value. You will not benefit in any way from the Underlier Return of the other Underlier being higher than the Underlier Return of the Lesser Performing Underlier.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the Final Underlier Value of each Underlier will be greater than its Initial Underlier Value, and you are willing and able to accept the risk that, if the Final Underlier Value of either Underlier is less than its Buffer Value, you will lose some or all of your investment at maturity.

•	You understand and accept that any potential return on the Notes is limited by the Maximum Return.

•	You are willing and able to accept the individual market risk of each Underlier and you understand that poor performance by either Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlier.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Underliers, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underliers or the securities held by the Underliers, nor will you have any voting rights with respect to the Underliers or the securities held by the Underliers.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the Final Underlier Value of either Underlier will be less than its Initial Underlier Value, or you are unwilling or unable to accept the risk that, if the Final Underlier Value of either Underlier is less than its Buffer Value, you will lose some or all of your investment at maturity.

•	You seek an investment with uncapped exposure to any positive performance of either Underlier.

•	You are unwilling or unable to accept the individual market risk of each Underlier or the risk that poor performance by either Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlier.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underliers or the securities held by the Underliers.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underliers. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. The Notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the Notes described above, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers, any of the securities held by the Underliers, or the securities composing any Underlying Index (as defined under “The iShares® Expanded Tech-Software Sector ETF” and “The iShares® Semiconductor ETF” below). Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Final Underlier Value of either Underlier is less than its Buffer Value, you will lose 1.17647% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value. Accordingly, if the Final Underlier Value of either Underlier is less than its Buffer Value, the Notes will be exposed on a leveraged basis to the decline in the value of the Lesser Performing Underlier below its Buffer Value, and you will lose some or all of your investment at maturity.

•	Your Maximum Gain on the Notes Is Limited to the Maximum Return — Any positive return on your Notes will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the value of the Lesser Performing Underlier, which may be significant. We refer to this percentage as the Maximum Return, which is equal to 62.50%.

•	Because the Notes Are Linked to the Lesser Performing Underlier, You Are Exposed to Greater Risk of Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlier — The risk that you will lose a significant portion or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With two Underliers, it is more likely that the Final Underlier Value of at least one Underlier will be less than its Buffer Value, and therefore, it is more likely that you will suffer a significant loss on your investment at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for the Final Underlier Value of one of those Underliers to be below its Buffer Value.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

•	You Are Exposed to the Market Risk of Each Underlier — Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by either Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increase or lesser decline in the level of the other Underlier. If the Final Underlier Value of either Underlier is less than its Buffer Value, you will be exposed on a leveraged basis to the decline in the value of the Lesser Performing Underlier below its Buffer Value. Accordingly, your investment is subject to the market risk of each Underlier.

•	No Interest Payments — As a holder of the Notes, you will not receive interest payments.

•	Any Payment on the Notes Will Be Determined Based on the Closing Prices of the Underliers on the Dates Specified — Any payment on the Notes will be determined based on the Closing Prices of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity. If you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the value of each Underlier is greater than or equal to its Buffer Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Underliers, the Component Securities Held by the Underliers or the Securities Composing the Underlying Indices — The return on your Notes may not reflect the return you would realize if you actually owned the Underliers, the component securities held by the Underliers or the securities composing the Underlying Indices. As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or any other distributions or other rights that holders of the Underliers, the component securities held by the Underliers or the securities composing the Underlying Indices would have.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

Even if the treatment of the Notes is respected, the IRS may assert that the Notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Notes.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	Risks Associated with the Software Sector with Respect to the IGV Fund — All or substantially all of the equity securities held by the IGV Fund are issued by companies whose primary line of business is directly associated with the design, distribution, manufacture and sale of software. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The values of companies that are involved in the software industry, such as application software, systems software and home entertainment software sub-industries, are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation, changes in the prices and availability of raw materials and competition in the software industry, both domestically and internationally, including competition from foreign competitors with potentially lower productions costs. Such companies may also be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, such companies may face competition for the services of, and difficulties in employing and retaining, qualified personnel.

•	Risks Associated with the Semiconductor Sector with Respect to the SOXX Fund — All or substantially all of the equity securities held by the SOXX Fund are issued by companies whose primary line of business is directly associated with the design, distribution, manufacture and sale of semiconductors. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The values of companies that are involved in the semiconductor industry are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation, changes in the prices and availability of raw materials and competition in the semiconductor industry, both domestically and internationally, including competition from foreign competitors with potentially lower productions costs. Such companies may also be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, such companies may face competition for the services of, and difficulties in employing and retaining, qualified personnel.

•	Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities with Respect to the IGV Fund — Some of the component securities held by the IGV Fund are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	Certain Features of the Underliers Will Impact the Value of the Notes — The performance of each Underlier will not fully replicate the performance of its Underlying Index, and each Underlier may hold securities or other assets not included in its Underlying Index. The value of each Underlier is subject to:

o	Management risk. This is the risk that the investment strategy for an Underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. Each Underlier’s investment adviser may have the right to use a portion of that Underlier’s assets to invest in shares of equity securities that are not included in its Underlying Index. Each Underlier is not actively managed, and each Underlier’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. Each Underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underliers’ losses may be greater than if the Underliers invested only in conventional securities.

o	Transaction costs and fees. Unlike the Underlying Indices, each Underlier will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, an Underlier may diverge significantly from the performance of its Underlying Index due to differences in trading hours between that Underlier and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by an Underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of that Underlier and the liquidity of that Underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in an Underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlier. As a result, under these circumstances, the market value of an Underlier may vary substantially from the net asset value per share of that Underlier. Because the Notes are linked to the performance of the Underliers and not the Underlying Indices, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Indices.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of an Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of that Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

•	Adjustments to an Underlier or an Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—The investment adviser of an Underlier may add, delete or substitute the component securities held by that Underlier or make changes to its investment strategy, and the sponsor of an Underlying Index may add, delete, substitute or adjust the securities composing that Underlying Index or make other methodological changes to that Underlying Index that could affect its performance. In addition, if the shares of an Underlier are de-listed or if an Underlier is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Underlier or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the relevant Underlier and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underliers are to be determined; if the shares of an Underlier are de-listed or if an Underlier is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the Maturity Date; and determining whether to adjust any variable described herein in the case of certain events related to an Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of that Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underliers on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underliers and the securities held by the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	the dividend rates on the Underliers;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

The iShares® Expanded Tech-Software Sector ETF

According to publicly available information, the IGV Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of North American equities in the software industry and select North American equities from interactive home entertainment and interactive media and services industries, which is currently the S&P North American Expanded Technology Software IndexTM (with respect to the IGV Fund, the “Underlying Index”). The Underlying Index is a modified market capitalization-weighted index that is designed to measure the performance of U.S.-traded securities in the Global Industry Classification Standard (“GICS®”) application software and systems software sub-industries, as well as applicable supplementary stocks. The IGV Fund trades on the Cboe BZX under the ticker symbol “IGV.” For more information about the IGV Fund, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement. For purposes of this pricing supplement, the IGV Fund is deemed to be one of the iShares ETFs described in that section of the accompanying underlying supplement. For more information about the Underlying Index, see “Annex—The S&P North American Expanded Technology Software IndexTM” below.

Historical Information

The graph below sets forth the historical performance of the IGV Fund from January 2, 2020 to March 25, 2025, based on the daily Closing Prices of the IGV Fund. The Closing Price of the IGV Fund on March 25, 2025 was $96.37.

We obtained the Closing Prices of the IGV Fund from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the IGV Fund should not be taken as an indication of future performance. Future performance of the IGV Fund may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the IGV Fund during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the IGV Fund will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

* The dotted line indicates the Buffer Value for the IGV Fund of 85.00% of its Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The iShares® Semiconductor ETF

According to publicly available information, the SOXX Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S.-listed equities in the semiconductor sector, which is currently the NYSE Semiconductor Index (with respect to the SOXX Fund, the “Underlying Index”). The Underlying Index is a modified float-adjusted market capitalization-weighted index that tracks the performance of the 30 largest U.S.-listed companies that are classified within the semiconductors industry (as determined by ICE Data Indices, LLC or its affiliates). For more information about the SOXX Fund, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

Historical Information

The graph below sets forth the historical performance of the SOXX Fund from January 2, 2020 to March 25, 2025, based on the daily Closing Prices of the SOXX Fund. The Closing Price of the SOXX Fund on March 25, 2025 was $204.19.

We obtained the Closing Prices of the SOXX Fund from Bloomberg, without independent verification. Historical performance of the SOXX Fund should not be taken as an indication of future performance. Future performance of the SOXX Fund may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the SOXX Fund during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the SOXX Fund will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

* The dotted line indicates the Buffer Value for the SOXX Fund of 85.00% of its Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates per Note as specified on the cover of this pricing supplement.

We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is more than one business day following the Pricing Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 12, 2024, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 12, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 12, 2024, which has been filed as an exhibit to the report on Form 6-K referred to above.

Annex—The S&P North American Expanded Technology Software IndexTM

All information contained in this pricing supplement regarding the S&P North American Expanded Technology Software IndexTM (the “Expanded Technology Software Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Expanded Technology Software Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Expanded Technology Software Index.

The Expanded Technology Software Index is a modified market capitalization-weighted index that is designed to measure the performance of U.S.-traded securities in the Global Industry Classification Standard (GICS®) application software and systems software sub-industries, as well as applicable supplementary stocks. The Expanded Technology Software Index is reported by Bloomberg L.P. under the ticker symbol “SPNASEUP.”

Expanded Technology Software Index Composition and Construction

The Expanded Technology Software Index is comprised of the constituents of the S&P North American Technology Software IndexTM (the “Parent Index”) and eligible “Supplementary Stocks” (as defined below). S&P Dow Jones assigns constituents to the Parent Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”). The Parent Index is a modified market capitalization-weighted index that measures the performance of the GICS® application software and systems software sub-industries.

Supplementary Stocks as of November 2024 include the common stock of Electronic Arts, Snap, Inc. and Take-Two Interactive Software. If a Supplementary Stock is not included in the list of eligible GICS® classifications but otherwise meets all eligibility criteria of the Parent Index, it will be included in the Expanded Technology Software Index. For information about the eligibility criteria of the Parent Index, please see “Parent Index Eligibility Criteria” below.

Parent Index Eligibility Criteria

To be eligible for inclusion in the Parent Index, the company must be a member of either the S&P Total Market Index (the “S&P TMI”) or the S&P/TSX Composite Index (the “S&P TSX”).

•	The S&P TMI offers broad market exposure to companies of all market capitalizations, including all U.S. common equities with a primary listing on the New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges. Only U.S. companies are eligible for inclusion in the S&P TMI.

•	The S&P TSX is a broad market measure for the Canadian equity markets and includes common stocks and income trust units. Canadian companies included in the S&P TSX must meet minimum market capitalization requirements based on their volume weighted average prices on the Toronto Stock Exchange.

Other eligibility criteria include:

•	Market Capitalization. A company must have a total market capitalization above the sector capitalization cutoff of US$1.4 billion as of the rebalancing reference date to be added to the Parent Index. This cutoff is subject to change depending on market requirements. Current constituents of the Parent Index with a full market capitalization below 50% of the sector capitalization cutoff are removed.

•	Liquidity. Stocks must have a liquidity ratio greater than 30% (current constituents must have a minimum of 15%). The liquidity ratio is defined as the annualized dollar value traded over the previous six months divided by the average total market capitalization over the previous six months. The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have six months of trading history. If a stock has been trading for fewer than six calendar months, the stock’s average daily share volume for its entire trading history is used to calculate its liquidity ratio. Current constituents of the Parent Index with a liquidity ratio less than 15%, based on annualized dollar value traded for the prior six calendar months, are removed.

•	Public Float. Companies with a public float below 20% are not eligible (or 10% for current constituents of the Parent Index).

•	Exchange Listing. The company’s stock must trade on the New York Stock Exchange, The Nasdaq Stock Market or Cboe. Only actual common shares outstanding are eligible for inclusion. Canadian companies with common shares listed on the above exchanges are eligible for inclusion, but American Depositary Receipts are not eligible.

•	Sector Classification. Companies must be classified under the GICS® application software or systems software sub-industries.

•	Minimum Constituent Count. At each quarterly rebalancing, if the constituent count is less than 22 after applying the rules set forth in the eligibility criteria, the market capitalization requirement is relaxed so that the next largest non-constituent in the eligible universe is added until the constituent count reaches 22.

•	Multiple Classes of Stock. All publicly listed multiple share class lines are eligible for inclusion in the Parent Index, subject to meeting the eligibility criteria.

Additions and Deletions to the Expanded Technology Software Index

Additions to the Parent Index are added to the Expanded Technology Software Index simultaneously. With the exception of the Supplementary Stocks, constituents removed from the Parent Index are removed from the Expanded Technology Software Index simultaneously. If a Supplementary Stock is removed from the S&P TMI, it is removed from the Expanded Technology Software Index simultaneously.

Expanded Technology Software Index Capping Methodology

For capping purposes, the Expanded Technology Software Index is rebalanced quarterly, after the market close on the third Friday of March, June, September and December, using the following procedures:

1.	The rebalancing reference date is the second Thursday of March, June, September and December.

2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization.

3.	If any company’s weight exceeds 8.5%, that company’s weight is capped at the maximum level and all excess weight is proportionally redistributed to all uncapped companies within the Expanded Technology Software Index. If, after this redistribution, any company breaches the weight cap, the process is repeated iteratively until no company breaches the company capping rule.

4.	The aggregate weight of the companies in the Expanded Technology Software Index with a weight greater than 4.5% cannot exceed 45%. These caps are set to allow for a buffer below the respective 5% and 50% limits.

5.	If the rule in paragraph 4 is breached, all the companies are ranked in descending order of their weights and the company with the lowest weight that causes the 45% limit to be breached is reduced either until the rule in paragraph 4 is satisfied or its individual weight falls to 4.5%.

6.	This excess weight is proportionally redistributed to all companies with weights below 4.5%. Any stock that receives weight cannot breach the 4.5% cap. This process is repeated iteratively until paragraph 4 is satisfied or until all stocks are greater than or equal to 4.5%.

Calculation, Maintenance and Governance of the Expanded Technology Software Index

Membership in the Expanded Technology Software Index is reviewed semi-annually, effective after the market close on the third Friday of June and December. The reconstitution reference date is after the market close of the last trading date of the previous month. The Expanded Technology Software Index is calculated, maintained and governed using the same methodology as one of the S&P U.S. Indices described in the accompanying underlying supplement, subject to the capping methodology and other provisions described above. For additional information about the calculation, maintenance and governance of the S&P U.S. Indices, please see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.